UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A
(Amendment No. 1)
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Vanda Pharmaceuticals Inc.
(Exact name of registrant as specified in its charter)

Delaware	03-0491827
(State of incorporation or organization)	(I.R.S. Employer
Identification no.)

9605 Medical Center Drive, Suite 300, Rockville,
Maryland 20850	20850
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Rights to Purchase Series A Junior Participating
Preferred Stock	The NASDAQ Global Market

If this form relates to the registration of	If this form relates to the registration of
a class of securities pursuant to Section	a class of securities pursuant to Section
12(b) of the Exchange Act and is	12(g) of the Exchange Act and is
effective pursuant to General	effective pursuant to General
Instruction A.(c), please check the	Instruction A.(d), please check the
following box. ☑	following box. ☐

Securities Act registration statement file number to which this form relates:	Not applicable
(If Applicable)
Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE
     This Form 8-A/A is being filed solely to update the Form 8-A to include the terms provided in Amendment to Rights Agreement dated December 22, 2009 to Rights Agreement dated as of September 25, 2008 (the “Amendment”), between Vanda Pharmaceuticals Inc. (the “Company”) and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”). A copy of the Amendment is included as Exhibit 4 to this registration statement and is incorporated herein by reference.
THE REGISTRATION STATEMENT ON FORM 8-A DATED SEPTEMBER 25, 2008, AND RELATING TO THE RIGHTS TO PURCHASE SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF THE COMPANY, IS HEREBY AMENDED AS FOLLOWS:
Item 1. Description of Registrant’s Securities to be Registered.
THE FIRST PARAGRAPH IN ITEM 1 IS HEREBY AMENDED AND RESTATED AS FOLLOWS:
          On September 25, 2008, based on, inter alia, the recommendation of the Nominating and Governance Committee of Directors, the Board of Directors of Vanda Pharmaceuticals Inc. (the “Company”) declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”). The dividend is payable on October 25, 2008 to the stockholders of record on October 6, 2008 (the “Record Date”). Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.001 per share, of the Company (the “Preferred Stock”) at a price of $66.00 per one one-thousandth of a share of Preferred Stock (the “Purchase Price”), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of September 25, 2008, as the same may be amended from time to time (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

Item 2. Exhibits.
          4. Amendment to Rights Agreement, dated as of December 22, 2009, between Vanda Pharmaceuticals Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.

SIGNATURE
          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VANDA PHARMACEUTICALS INC.

Date: December 22, 2009	By:	/s/ Stephanie R. Irish

	Name:	Stephanie R. Irish
	Title:	Acting Chief Financial Officer and Treasurer